EXHIBIT 77Q1

                                    EXHIBITS

(b)(1) The text of the modified investment strategy of the Stock Portfolio of the USLICO Series Fund is incorporated by reference to a supplement dated November 25, 2002, to the Registrant's Prospectus dated May 1, 2002, as filed with the Securities and Exchange Commission ("SEC") via EDGAR on November 25, 2002.